EXHIBIT 23.2
The Board of Directors and Shareholders
Avnet, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Avnet, Inc. of our report dated August 12, 2010, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of July 3, 2010 and June 27, 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended July 3, 2010, the related financial statement schedule for each of the years in the three-year period ended July 3, 2010, and the effectiveness of internal control over financial reporting as of July 3, 2010, which report appears in the July 3, 2010 annual report on Form 10-K of Avnet, Inc.
Our report with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of July 3, 2010 and June 27, 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended July 3, 2010, refers to the Company’s adoption of FASB ASC 470-20, Debt with Conversion and Other Options (formerly FSP APB 14-1) effective June 28, 2009.
/s/ KPMG LLP
Phoenix, Arizona
December 20, 2010